Exhibit 99.1
NEWS RELEASE

Albany International Corp. Appoints Merle Stein as President, Machine Clothing

Rochester, New Hampshire, August 30, 2024 – Albany International Corp. (NYSE: AIN) announced today that its Board of Directors has appointed Merle Stein as President of its Machine Clothing business segment, and elected him an officer of the Company effective September 1, 2024, to succeed Daniel Halftermeyer, who has stepped down from the position to focus his time and energies on the continued integration of the Heimbach acquisition and the successful transition to Mr. Stein.

Mr. Stein, 47, has considerable experience in the paper and pulp industries and significant knowledge of the Machine Clothing business and a strategic understanding of the markets it serves. He comes to the role with considerably broad leadership experiences, particularly in operational and customer-facing operations. Since April 2024 he has served as Division Chief Operating Officer for the business segment where he oversaw all operational aspects of the business and led the Sales & Marketing, Operations, Procurement and Human Resources functions. Prior to that, since 2022 he was the Vice President Sales & Marketing/Applications for Americas, after having served in various other sales and marketing leadership roles since joining the Company in 2011, including Vice President Sales MC - North America, Regional Business Director and Sales & Service Engineer. Prior to joining the Company, Mr. Stein managed papermaking operations at Essity’s green field papermill in Alabama where he had risen to the position of Papermill Manager following roles as a process engineer, and machine superintendent. Mr. Stein holds a Bachelor’s degree in Chemical Engineering and a Master of Business Administration, both from Auburn University.

Gunnar Kleveland, Company President and CEO, said “I am happy to have Merle join our senior leadership team and take over the reins of the Machine Clothing business. He has broad industry experience and an intimate knowledge of our Machine Clothing business and its customers. This experience and knowledge will be a competitive advantage, ensuring that the business will remain the industry leader while pursuing its strategic goals.” Mr. Kleveland continued, “At the same time, I want to recognize Daniel for his 37 years of wide-reaching and impactful service to Albany International and thank him for his continued dedication to the success of the Company by implementing this succession plan. I am confident that he will continue to drive the Heimbach integration plan while assisting Merle in the transition.”

Mr. Stein said “I am proud to be a part of the Albany team and honored to be given this opportunity. I thank Daniel for his mentorship over the years and look forward to working with the Machine Clothing team as we continue to develop new technologies, empower our team and deliver value to our customers and other stakeholders."

Mr. Halftermeyer said “I am grateful to have had the opportunities given to me at Albany International for so many years, and proud of what my team and I have accomplished. Merle will be taking the helm of a great business run by a strong and experienced team, which will continue to have my support.”

John Scannell, the Board Chair, said “I also wish to thank Daniel for all his service and dedication to the Company. His record of leadership and success at the Machine Clothing business is remarkable. As part of Daniel’s team, Merle has great familiarity with the business, and will continue its exceptional performance. I wish them both continued success in their new roles.”

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 32 facilities in 14 countries, employs approximately 6,000 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Investor / Media Contact:
JC Chetnani
603-330-5851
jc.chetnani@albint.com